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                                                                   EXHIBIT 10.21


                   NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
                         OIL STATES INTERNATIONAL, INC.



Non-employee directors of Oil States International, Inc. receive the following compensation:

    o Annual retainer of $30,000 for board membership, paid quarterly in arrears

    o Annual retainer of $15,000 for service as the Audit Committee Chairperson, paid quarterly in arrears

    o Annual retainer of $10,000 for service as the Compensation or Nominating and Corporate Governance Committee Chairperson, payable quarterly in arrears

    o Annual retainer of $7,500 for service as a member of the Audit Committee, other than Chairperson, payable quarterly in arrears

    o Annual retainer of $5,000 for service as a member of the Compensation or Nominating and Corporate Governance Committees, not a Chairperson, payable quarterly in arrears

    o   Meeting fees

            o   $1,500 for each Board meeting attended

            o   $1,500 for each Committee meeting attended

    o   Reimbursement for expenses incurred in attending meetings

    o   Participation in the Company's 2001 Equity Participation Plan

    Under current guidelines, newly elected directors receive options to purchase 5,000 shares of our common stock upon their initial election. Directors receive additional options to purchase 5,000 shares at each annual meeting after which they continue to serve. These options are granted under the 2001 Equity Participation Plan, vest in four equal annual installments and expire ten years from the date of grant. In the event of a change in control, the options vest in accordance with the terms of the grant agreements. The exercise price of these options is the fair market value at the date of grant. The Compensation Committee of the Board of Directors has recently recommended, subject to approval at the next Annual Meeting of Shareholders, that the Company's 2001 Equity Participation Plan be amended to allow equity awards to Directors on the same basis as employees. All of our directors are reimbursed for reasonable out-of-pocket expense incurred in attending meetings of our Board of Directors or committees and for other reasonable expenses related to the performance of their duties as directors. Directors may also participate in the Company's nonqualified deferred compensation plan that permits a participant to defer all or a part of their cash compensation from the Company until the termination of their status as a director.